CRESTED CORP.
[CRESTED LOGO]
                                                                 AMENDMENT NO. 1
                     MINERALS PLAZA, GLEN L. LARSEN BUILDING
                               877 NORTH 8TH WEST
                             RIVERTON, WYOMING 82501


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON FRIDAY, DECEMBER 5, 1997


TO THE SHAREHOLDERS OF CRESTED CORP:

        PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Crested Corp., a Colorado corporation (the "Company" or "Crested"), will be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501 on Friday, December 5, 1997 at 10:00 a.m., local time, or at any adjournments thereof, for the purpose of acting upon:

        1. The election of five directors to serve until the next annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified; and

        2. Such other business as may properly come before such meeting.

        Only shareholders of record at the close of business on Friday, October 10, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The Company's transfer books will not be closed for the Meeting.

        A list of shareholders entitled to vote at the Meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period will begin no later than ten days before the Meeting.

                                            By Order of the Board of Directors

                                             /s/  Daniel P. Svilar

                                            DANIEL P. SVILAR, Secretary


        Please date, sign and return your Proxy so that your shares may be voted as you wish, and to assure quorum. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person should you attend the Meeting.


                             YOUR VOTE IS IMPORTANT



Dated: November 7, 1997

                                  CRESTED CORP.

                     MINERALS PLAZA, GLEN L. LARSEN BUILDING
                               877 NORTH 8TH WEST
                             RIVERTON, WYOMING 82501

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON FRIDAY, DECEMBER 5, 1997

        The enclosed Proxy is solicited by the Board of Directors (the "Board") of Crested Corp. (the "Company" or "Crested") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Friday, December 5, 1997. It is expected that the Notice of Meeting, Proxy Statement and Proxy will be mailed to record shareholders on or about November 7, 1997.

                              REVOCABILITY OF PROXY

        The Proxy may be revoked at any time, to the extent it has not been exercised, by: (i) written revocation; (ii) executing a later-dated Proxy and delivering it to the Company; (iii) requesting (in writing) a return of the Proxy; or (iv) the shareholder voting in person at the Meeting.

                                 VOTING OF PROXY

        If the enclosed Proxy is executed and returned, it will be voted as indicated by the shareholder on the proposals. Unless otherwise instructed to the contrary in the Proxy, the appointees named in the Proxy will:

        1.     VOTE FOR the five management nominees to the Board; and

        2. VOTE in accordance with their best judgment on any other matters that may properly come before the Meeting.

        As of the date of the Notice of Meeting and Proxy Statement, management of the Company has no knowledge of any other matters that may be brought before the Meeting.

                                  SOLICITATION

        The costs of preparing, assembling and mailing the Notice of Meeting, Proxy Statement, Proxy (collectively the "Proxy Materials"), as well as solicitation of the Proxies and miscellaneous costs with respect to the same, will be paid by the Company. The solicitation is to be made by use of the mails. The Company may also use the services of its directors, officers, and employees of the Company's parent U.S. Energy Corp. ("USE") to solicit Proxies, personally or by telephone and telegraph, but at no additional salary or compensation. The Board does not intend to use specially engaged employees or paid solicitors, although it reserves the right to do so.

        The Company intends to request banks, brokerage houses and other such custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold shares and request authority for the execution of the Proxies. The Company will reimburse the nominee holders for reasonable out-of-pocket expenses incurred by them in so doing.

                                VOTING SECURITIES

        Only holders of record of shares of the Company's $.001 par value common stock (the "Common Stock") at the close of business on Friday, October 10, 1997, will be entitled to vote at the Meeting. On the record date, there were 10,302,694 shares of Common Stock outstanding and entitled to vote. The Company has no other class of voting securities outstanding. Each share is entitled to one vote on all matters. A majority of the issued and outstanding shares of Common Stock, represented in person or by Proxy, constitutes a quorum at any shareholders' meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following is a list of all record holders who, as of October 10, 1997 beneficially owned more than five percent of the outstanding shares of Common Stock, as reported in filings with the Securities and Exchange Commission ("SEC"), or as otherwise known to the Company. Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name. It should be noted that voting and dispositive powers over certain shares are shared by two or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein.

                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                       --------------------------------------------------------------------
                                                                                   TOTAL
NAME AND ADDRESS             VOTING RIGHTS           DISPOSITIVE RIGHTS          BENEFICIAL      Percent
OF BENEFICIAL OWNER       SOLE        SHARED         SOLE        SHARED          OWNERSHIP     OF CLASS(1)
-------------------       ----        ------         ----        ------          ---------     -----------

U.S. Energy Corp.(2)   5,300,297       -0-         5,300,297       -0-           5,300,297        51.4%
877 North 8th West
Riverton, WY 82501

John L. Larsen(3)         -0-        5,814,182        -0-        5,879,182       5,879,182        55.5%
201 Hill Street
Riverton, WY 82501

Harold F. Herron(4)       10,817     5,564,182        10,817     5,564,182       5,574,999        53.3%
3425 Riverside Road
Riverton, WY 82501

Don C. Anderson(5)        -0-        5,300,297        -0-        5,300,297       5,300,297        51.4%
P. O. Box 1556
Mesquite, NV  89024

Nick Bebout(5)            -0-        5,300,297        -0-        5,300,297       5,300,297        51.4%
P. O. Box 112
Riverton, WY 82501

David W. Brenman(5)       -0-        5,300,297        -0-        5,300,297       5,300,297        51.4%
19 West 76th Street
New York, NY 10023

H. Russell Fraser(5)      -0-        5,300,297        -0-        5,300,297       5,300,297        51.4%
W Diamond X Ranch
3453 Southfork Road
Cody, WY 82414
--------

        (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

        (2) Consists of 5,300,297 shares directly held by USE over which sole voting and dispositive powers are exercised.

        (3) Consists of 5,300,297 Crested shares held by USE, 100,000 shares and 150,000 shares underlying options held by Sutter Gold Mining Company ("SGMC") 60,000 shares and 150,000 shares underlying options held by Plateau Resources Limited ("Plateau"), 53,885 shares held by Ruby Mining Company "(Ruby") with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those companies and 65 ,000 shares held by employees which are subject to forfeiture, over which Mr. Larsen exercises shared dispositive powers with the remaining Crested directors.

        (4) Includes 6,932 directly held shares and 3,885 shares held by Northwest Gold, Inc. ("NWG") over which Mr. Herron exercises sole voting and investment powers. Mr. Herron is the sole director of NWG. Also includes the Crested shares held by USE and Ruby, and the shares and shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of those companies.

        (5)Consists of 5,300,297 Crested shares held by USE over which the holder shares voting and dispositive powers with the other directors of USE.

                              ELECTION OF DIRECTORS

        Directors are currently elected for terms expiring at the next annual meeting of the shareholders and until their successors are elected and qualified. In the event the number of directors is increased to six or more, the Company's Articles provide that the directors are then to be divided into three groups or classes, and elected to staggered terms of three years expiring at the third succeeding annual meeting. The directors nominated for re-election at the 1996 Annual Meeting are as follows:

                                           OTHER
                                         POSITIONS                   DIRECTOR
NAME                    AGE          WITH THE COMPANY                  SINCE
----                    ---          ----------------                  -----
John L. Larsen           66        Chairman of the Board,               1974
                                   CEO, Vice President
                                   (a)(b)(c)

Max T. Evans             73        President and Chief                  1970
                                   Operations Officer (a)(c)

Daniel P. Svilar         68        Secretary(a)                         1980

Michael D. Zwickl        50        Assistant Secretary (b)              1984

Kathleen R. Martin       43        (b)                                  1989


        (a)    Member of the executive committee.
        (b)    Member of the audit committee.
        (c)    Trustee of the USE Employee Stock Ownership Plan (the "ESOP").

        Executive officers of the Company are elected by the Board at annual directors' meetings, which follow each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal by the Board.

BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OF DIRECTORS AND NOMINEES.

        JOHN L. LARSEN has been principally employed as an officer and director of the Company and USE for more than the past five years. He is a director of USE's subsidiary, Ruby. USE and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is chief executive officer and chairman of the board of directors of Plateau Resources Limited and of Sutter Gold Mining Company and he is a director of Yellow Stone Fuels Corp.

        MAX T. EVANS has been principally employed as an officer and chief geologist of the Company and USE for more than the past five years. He is an officer of USE and an officer and director of Plateau. Mr. Evans received B.S. and M.S. degrees in geology from Brigham Young University.

        DANIEL P. SVILAR has been principally employed as General Counsel of the Company and USE, Secretary for the Company, and Assistant Secretary of USE for more than the past five years. He is also an officer of Plateau and SGMC. Mr. Svilar received a B.S. degree in mechanical engineering from New Mexico State University in 1952, and a J.D. degree from the University of Wyoming in 1958.

        MICHAEL D. ZWICKL has been engaged in the private practice of law at Casper, Wyoming for more than the past five years. Mr. Zwickl received a B.S.M.E. degree from the University of Wyoming in 1969. He received a J.D. degree from the University of Wyoming in 1975 and was admitted to the practice of law in Wyoming during that year. Mr. Zwickl is director and president of NUPEC Resources, Inc. which has registered equity securities under the Exchange Act.

        KATHLEEN R. MARTIN has been a licensed real estate broker and part owner of Wind River Realty Co., a real estate brokerage firm in Riverton, Wyoming, for more than the past five years.

        SECURITY OWNERSHIP OF NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of October 10, 1997, the shares of Common Stock, and the $.01 par value common stock of the Company's parent, USE, held by each director and nominee, and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares is shared by the Company's Board of Directors, while the ESOP Trustees exercise dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.

                         COMPANY COMMON STOCK                        USE COMMON STOCK
                    -------------------------------          ------------------------------
                         AMOUNT AND         PERCENT               AMOUNT AND        PERCENT
                          NATURE OF           OF                   NATURE OF          OF
                    BENEFICIAL OWNERSHIP   CLASS(1)          BENEFICIAL OWNERSHIP  CLASS(1)
                    --------------------   --------          --------------------  --------

John L. Larsen          5,879,182(2)         55.5%              1,982,888(9)         27.5%

Max T. Evans              414,236(3)          4.0%             1,242,111(10)         17.8%

Daniel P. Svilar          280,000(4)          2.7%               685,272(11)          9.9%

Michael D. Zwickl         123,160(5)          1.2%               578,198(12)          8.4%

Kathleen R. Martin        113,850(6)          1.1%               512,359(13)          7.5%

R. Scott Lorimer           15,000(7)          *                   64,379(14)          1.0%

All officers and
directors as a
group (six persons)     6,340,428(8)         60.0%             2,373,122(15)         32.3%




                                        4



        *      Less than one percent

        (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying options held by that person or group.

        (2) See the footnotes for this person to the table presented under the heading "Principal Holders of Voting
Securities."

        (3) Consists of 139,236 directly held shares over which Mr. Evans exercises sole voting and dispositive powers, and 60,000 shares and 150,000 shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of Plateau and 65,000 shares held by employees subject to forfeiture, over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

        (4) Consists of 175,000 directly held shares and 40,000 shares which are held in joint tenancy with a deceased family member, over which Mr. Svilar exercises sole voting and dispositive powers, and 65,000 shares held by employees subject to forfeiture, over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors.

        (5) Consists of 50,960 directly held shares over which Mr. Zwickl exercises sole voting and dispositive powers, and 65,000 shares held by employees which are subject to forfeiture, over which Mr. Zwickl exercises shared dispositive power with the remaining directors of Crested.

        (6) Consists of 48,850 directly held shares over which Mrs. Martin exercises sole voting and dispositive powers and 65,000 shares held by employees which are subject to forfeiture, over which Mrs. Martin exercises shared dispositive power with the remaining directors of Crested.

        (7)  Consists  of 15,000  shares  subject to  forfeiture  over which Mr.
Lorimer  exercises  sole  voting  power.   Crested  directors   exercise  shared
dispositive powers over such shares.

        (8) Includes 469,046 shares over which various members of the group exercise sole voting powers, 454,046 shares over which they exercise sole dispositive powers, and 5,814,182 shares over which various members of the group exercise shared voting powers, including 300,000 shares underlying options held by SGMC and Plateau (150,000 shares each) and 5,879,182 shares over which various members exercise shared dispositive rights including the shares underlying options held by SGMC and Plateau, and the 65,000 shares held by employees which are subject to forfeiture.

        (9) Includes 242,536 directly owned shares, 106,000 shares held in joint tenancy with his wife, 200,100 shares underlying options, over which Mr. Larsen exercises sole voting and dispositive powers. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Mr. Larsen also exercises sole voting powers over 26,641 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. Also includes shares over which shared voting and dispositive rights are exercised consisting of 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested, 125,556 shares and 75,000 shares underlying options held by Plateau, 100,000 shares and 75,000 shares underlying options held by SGMC, and 12,612 shares held by Ruby. Shared dispositive powers are also exercised over the ESOP shares allocated to participant accounts and 101,850 USE shares held by employees who are not officers of the Company or USE and a USE non-employee director, which are subject to forfeiture. Mr. Larsen shares voting powers over the unallocated ESOP shares and dispositive powers over all ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. He shares voting and dispositive power over the other listed shares with the other directors of those corporations. The shares listed under "Total Beneficial Ownership" also include 29,426 shares beneficially held by Mr. Larsen which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

                                        5





        (10) Includes 2,901 directly owned shares, 36,389 shares held in joint tenancy with his wife, 11,971 shares held in an Individual Retirement Account ("IRA") for his benefit and 57,200 shares underlying options, over which Mr. Evans exercises sole voting and dispositive powers. Mr. Evans exercises shared voting and dispositive rights over the shares held by Crested, Plateau, the Plateau options and the unallocated ESOP shares, with the remaining directors of those companies and the ESOP Trustees. He also exercises shared dispositive rights over ESOP shares allocated to participants accounts with the other ESOP Trustees. The shares listed under "Total Beneficial Ownership" also include 18,286 shares beneficially held by Mr. Evans which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares.

        (11) Includes 22,084 directly owned shares, 12,700 shares held in joint tenancy with his wife, 11,000 shares held jointly with a deceased family member, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), and 66,000 shares underlying options, over which Mr. Svilar exercises sole voting and dispositive powers. He exercises sole voting powers over 22,200 shares held in the ESOP account established for his benefit. Also includes shares over which he exercises shared voting and dispositive rights consisting of the 512,359 shares held by Crested as a director of Crested with the other directors of Crested, and 11,700 shares held by a nonaffiliated company of which Mr. Svilar is a partner. The shares listed under "Total Beneficial Ownership" also include 25,850 shares beneficially held by Mr. Svilar which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares.

        (12) Consists of 8,770 directly held shares, 3,444 shares held in an IRA established for his benefit and 53,625 shares held by two (2) limited partnerships, over which Mr. Zwickl exercises sole voting and dispositive powers. He is the sole officer and director of the corporate general partner of those partnerships. Also includes the 512,359 shares held by Crested. As a director of Crested, Mr. Zwickl exercises shared voting and dispositive powers with the other Crested directors.

        (13) Consists of the USE shares held by the Company over which Mrs. Martin shares voting and dispositive powers with the other Company directors. The listed shares do not include 220 shares held directly by Mrs. Martin's husband, who exercises sole voting and dispositive powers over those shares.

        (14) Consists of 2 directly held shares, 17,444 shares held in the ESOP account established for his benefit, and 29,700 shares underlying options, over which he exercises sole voting rights. Mr. Lorimer exercises sole dispositive powers over his directly held shares and the shares underlying his options. The shares listed under "Total Beneficial Ownership" also include 17,233 shares beneficially held by Mr. Lorimer which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares.

        (15) Members of the group exercise sole voting rights with respect to 932,086 shares, including 353,000 shares underlying options. Various group members exercise sole dispositive powers over 865,801 shares. They exercise shared voting powers over 1,068,038 shares, and share dispositive rights over 1,416,526 shares, including 150,000 shares underlying options held by SGMC and Plateau (75,000 shares each).

        Each director of the Company beneficially holds 5,000,000 shares of Four Nines Gold, Inc. ("FNG") stock held by the Company, and 5,000,000 shares held by USECC Joint Venture ("USECC") over which they exercise shared voting and dispositive powers as Company directors. Those shares represent 2% of the outstanding shares of FNG. John L. Larsen beneficially holds 272,500,000 shares of the common stock of FNG, representing 54.4% of its outstanding shares. Mr. Larsen's FNG shares include 7,500,000 directly-owned shares, 255,000,000 shares held by USE, 5,000,000 shares held by the Company and the 5,000,000 shares held by USECC, over which he shares voting and dispositive powers with the remaining directors of USE and the Company, respectively. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG, representing 2.8% of that class. Mr. Svilar's FNG holdings include 4,000,000 shares held directly in joint tenancy with other family members, the 5,000,000 shares held by the Company and the 5,000,000 shares held by USECC. Harold F. Herron holds 265,000,000 shares of the common stock of FNG, representing 52.9%, respectively, of those classes. Mr. Herron's FNG shares include 5,000,000 directly-owned shares, the shares held by USE and USECC. Mr. Evans' wife holds 3,000,000 shares of the common stock of FNG, providing him with beneficial ownership of 13,000,000 shares of FNG's common stock, or 2.6% of the shares of that class. He exercises shared voting and dispositive rights over the FNG shares held by the Company and USECC, in his capacity as director of the Company. None of the other directors or officers of the Company beneficially hold any other shares of stock of FNG. All executive officers and directors of the Company as a group (six persons) beneficially hold 284,500,000 shares of the stock of FNG, representing 56.8% of the outstanding shares of that company.

        The Company has conducted a review of Forms 3, 4 and 5 (as amended) and certain written representations of persons filing reports with the SEC under
Section 16(a) of the Exchange Act. Based solely upon a review of those reports and written representations, Mr. Zwickl and Mrs. Martin each had one late filing. The Company believes no other director, executive officer, beneficial owner of more than ten percent of the Common Stock or other person who was otherwise subject to Section 16, failed to file such reports on a timely basis for the year ended May 31, 1997.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following information is provided pursuant to Item 401 of Reg. S-B, regarding the only executive officer of the Company who is not also a director.

        ROBERT SCOTT LORIMER, age 46, has been Treasurer, Chief Financial Officer, Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer is an officer of SGMC, Plateau, Yellow Stone Fuels Corp. and the Brunton Company. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B
Item 401(d) listed proceeding.

                             EXECUTIVE COMPENSATION

        The Company and USE, under a Management Agreement dated August 1, 1981, share certain expenses for the general and administrative costs of the companies. The shared expenses include the compensation of the officers and directors of the Company and USE (excluding directors' fees). These compensation costs have been paid through the USECC Joint Venture ("USECC"). It is estimated that substantially all of the work efforts of officers and directors of the Company and USE are devoted to the business of both the Company and USE. One half of the expense associated with stock grants under the USE 1996 Stock Award Program will be paid by Crested.
See below.

        All USECC personnel are employees of USE in order to utilize USE's ESOP as an employee benefit mechanism. USE charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of the Company and USE.

        The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1997. The table includes compensation paid such persons by Crested for 1995, 1996 and 1997, and Brunton for 1995 and 1996 for such persons' services to such subsidiaries.

                                       SUMMARY COMPENSATION TABLE

                                                                     Long Term Compensation
                                                               ---------------------------------
                                    Annual Compensation               Awards          Payouts
                              ------------------------------------------------------------------
(a)                 (b)          (c)         (d)       (e)         (f)          (g)       (h)         (i)
                                                      Other
Name                                                  Annual    Restricted                         All Other
And                                                   Compen-     Stock                   LTIP      Compen-
Principal                                             sation     Award(s)     Options/   Payouts    sation
Position            Year      Salary($)    Bonus($)    ($)         ($)         Sars(#)     ($)      ($)(4)
-------------------------------------------------------------------------------------------------------------
John L. Larsen      1997      $131,200     $4,000       --     $ 98,158(1)       -0-        --     $13,500
  CEO, Vice         1996       148,600       -0-        --        --             -0-        --      15,566
  President         1995       144,023      2,751       --        9,000(2)       -0-        --      13,361
  USE CEO and
   President

Daniel P. Svilar    1997      $109,700     $3,400       --     $ 81,454(1)       -0-        --     $11,300
  Asst. Secretary   1996       124,153       -0-        --        --             -0-        --      14,009
                    1995       112,615      2,076       --        8,100(2)       -0-        --      11,008

Harold F. Herron    1997      $ 31,900     $  990       --     $120,858(3)       -0-        --     $ 3,300
  USE Vice          1996       113,600       -0-        --        --             -0-        --       4,037
  President         1995       117,238      2,033       --        --             -0-        --       6,626

R. Scott Lorimer    1997      $100,300     $3,200       --     $ 81,454(1)       -0-        --     $10,300
  Treasurer         1996       110,100       -0-        --        --             -0-        --      13,749
                    1995       112,403      2,098       --        5,681(2)       -0-        --      10,989

        (1) Includes bonus shares of USE common stock equal to 40% of original bonus shares issued FY 1990, multiplied by $10.875 in 1997, the closing bid price on issue dates. Also includes shares issued for under 1996 Stock Award Program multiplied by $10.875, the closing bid price on issue date. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (2) Includes bonus shares of USE common stock equal to 20% of original bonus shares issued FY 1990, multiplied by $3.75 in 1995. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (3) Includes bonus shares of USE common stock equal to 100% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue date. Also includes shares issued under the 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue date. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (4) Dollar values for contributions to the USE ESOP and 401K matching contributions.

EXECUTIVE COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS

        To provide an incentive to Mr. Larsen to develop the Green Mountain Mining Venture ("GMMV") into a producing mine as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus by USE, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. It is not expected that this cash bonus will become payable in fiscal 1998.

        USE has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of USE and the Company.

        Mr. Svilar has an employment agreement with USE and the Company, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of USE and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and USE will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with USE (see below).

        In fiscal 1992, USE signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for USE's payment to such person upon termination of his employment with USE, occurring within three years after a change in control of USE, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the USE shareholders by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

        The Company and USE provide all of their employees with certain insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of employees who are executive officers of the Company. Life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of coverage is provided to other employees.

        EMPLOYEE STOCK OWNERSHIP PLAN. An ESOP has been adopted to encourage ownership of USE's common stock among its eligible employees, and to provide retirement income to them. Because the eligible employees of the Company also are employees of USE, they benefit from the ESOP and other USE compensation plans, as described below. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in USE common stock. Messrs. Larsen, Evans and Herron are trustees of the ESOP.

        USE's contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of covered employees' compensation for each year ending May 31. Contributions to the money purchase portion of the ESOP are mandatory and fixed at ten percent of the compensation of covered employees for each such year. The contributions required under the money purchase pension plan are not dependent upon profits or accumulated earnings of USE, and may be made in cash or shares of USE common stock.

        USE made a contribution of 24,069 shares to the ESOP for fiscal 1997, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was approximately $8.87 per share, for a total contribution with a market value of $213,492 (which has been funded by USE). The Company and USE are each responsible for one-half of that amount (ie., $106,746) and the Company currently owes its one-half to USE.

        Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death, or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

        An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have a one-year break in service during any year in which 500 or fewer hours of service are completed.

        Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for USE, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

        The 24,069 shares issued to the ESOP for fiscal 1997 included 1,524 shares allocated to John L. Larsen's account, 886 shares allocated to Max T. Evans' account, 371 shares allocated to Harold F. Herron's account, 1,274 shares allocated to Daniel P. Svilar's account, and 1,166 shares allocated to R. Scott Lorimer's account, for a total of 5,221 shares allocated to accounts for all executive officers as a group (five persons). Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 323, 188, 78, 271 and 247 shares to the accounts of Messrs. Larsen, Evans, Herron, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by the Company and USECC for more than the past seven years. Allocations of shares for fiscal 1998 have not been made with respect to any participant in the ESOP.

        The maximum loan outstanding during fiscal 1997 under a loan arrangement between USE and the ESOP, was $1,014,300 at May 31, 1997 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by USE. The Company pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, the Company may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996. There was no similar reduction, however, for fiscal 1997.

        STOCK OPTION PLAN. USE has an incentive stock option plan, reserving an aggregate of 975,000 shares of USE common stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board of USE (presently Messrs. Herron, Bebout, Fraser and Brenman). The committee establishes the exercise periods and prices for options granted under the plan. The USE Board ultimately ratifies the actions of the committee.

        Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination unless terminated for cause, options are exercisable for three months, or in the case of retirement, permanent and total disability or death of an optionee, for one year. In fiscal 1994, conditions relating to periods of USE service before vesting of stock purchased on exercise of the non-qualified options were removed.

        For fiscal 1996, options to purchase 360,000 shares of Common Stock were granted to USE employees (none were granted to officers or directors), at an exercise price of $4.00 per share (the closing bid price on grant date in December 1996). In fiscal 1997, options to purchase 106,100 shares (previously issued to employees in 1990 and 1996) were exercised. None of the exercised options had been held by officers or directors.

        The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at fiscal 1997 year end.

       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
     (a)                    (b)            (c)                (d)                   (e)
                                                                                 Value of
                                                           Number Of            Unexercised
                                                          Unexercised          In-the-money
                                                        Options/sars At       Options/sars At
                          Shares                          Fy-end (#)             Fy-end($)
                         Acquired         Value          Exercisable/           Exercisable
Name                  On Exercise (#)  Realized($)       Unexercisable         Unexercisable
----                  ---------------  -----------       -------------         -------------

John L. Larsen,             -0-            -0-              100,000             $687,000(1)
  CEO, President                                         exercisable         exercisable and
                                                                                unexercised

                                                            100,100             $597,597(2)
                                                          exercisable         exercisable and
                                                                                unexercised

Max T. Evans,               -0-            -0-              57,200              $341,484(2)
  Secretary                                              exercisable         exercisable and
                                                                                unexercised

Harold F. Herron,           -0-            -0-              11,000              $65,670(2)
  Vice President                                         exercisable         exercisable and
                                                                                unexercised

Daniel P. Svilar            -0-            -0-              66,000              $394,020(2)
  Assistant Secretary                                    exercisable         exercisable and
                                                                              unexercised

R. Scott Lorimer            -0-            -0-              29,700              $177,309(2)
  Treasurer                                              exercisable         exercisable and
                                                                                unexercised

        (1) Equal to $8.87 closing bid on last trading day in FY 1997, less $2.00 per share option exercise price, multiplied by all shares exercisable.

        (2) Equal to $8.87 closing bid on last trading day in FY 1997, less $2.90 per share option exercise price, multiplied by all shares exercisable.

        RESTRICTED STOCK PLANS. The Company and USE have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Herron, Svilar, Lorimer and all executive officers who are participants of this restricted stock plan, as a group (five persons), received 25,200, 12,750, 18,900, 18,360, 15,120, and
90,330 shares of Common Stock, respectively, through fiscal 1997. Shares issued through fiscal 1997 also include 20,000 for Don C. Anderson, a USE director. The shares issued in 1997 represent a 40% bonus (20% for 1996 and 20% for 1997, and 100% for Mr. Herron) on this plan's original shares. The expenses relating to these stock issuances are shared equally by the Company and USE. Additional shares were issued in 1997 under the USE 1996 Stock Award Program. See below.

        In addition, in fiscal 1991 the Company issued 7,500 shares of Crested common stock to Mr. Lorimer, as a bonus for services. Additional annual bonuses of 20% of such original shares were issued to Mr. Lorimer through fiscal 1997 (7,500 shares), subject to the same forfeiture conditions as the USE bonus shares.

        1996 STOCK AWARD PROGRAM. The Board of Directors and the shareholders of USE have approved an annual incentive compensation arrangement for the issuance of up to 67,000 shares of Common Stock each year (from 1997 through 2002) to the five executive officers of the Company and USE, in amounts to be determined each year based on the earnings of USE for the prior fiscal year ended May 31.

        Shares will be issued annually, provided that each officer to whom the shares are to be issued is employed by the Company and USE as of the issue date of the grant year, and provided further that USE has been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting in 1997, fewer than 67,000 USE shares are awarded in any one or more years, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years. One-half of the compensation expense under the Program is the responsibility of Crested. The Board of Directors of USE determines the date each year (starting in 1997) when shares are to be issued.

        The number of shares to be awarded each year out of such 67,000 shares aggregate limit is determined by the USE Compensation Committee, and will be based on certain criteria including USE's earnings per share of Common Stock for the prior fiscal year. The total shares issued shall be divided among the officers based on the following percentages: John L. Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron 14.93% and R. Scott Lorimer 14.93%. Other factors bearing on the prior year's profitability may be taken into consideration by the USE Compensation Committee. In addition, the actual issuance of the number of shares recommended by the USE Compensation Committee to be awarded to the officers presently is required to be submitted for approval by shareholders of USE at the Annual Meeting held subsequent to the end of the fiscal year.

        In fiscal 1996, the USE Compensation Committee determined the Program award for fiscal 1996 to be 14,158 shares of Common Stock, as follows: John L. Larsen (4,226 shares), Harold F. Herron 2,113 shares), R. Scott Lorimer (2,113 shares), Daniel P. Svilar (3,170 shares), and Max T. Evans (2,536 shares). This award was approved by the USE shareholders at the 1996 Annual Meeting. Such shares have been issued to the officers as of the date of this Proxy Statement.

        The 1996 Stock Award Program is proposed to be changed. See below.

        USE shareholders will be asked to approve the Restated 1996 Stock Award Program to (i) extend its term for an additional five years (through 2007), without increasing the total number of shares presently issuable under the Plan;
(ii) increase the incentive for eligible officers to remain with the Company and USE by making shares issued under the Program forfeitable until retirement, death or disability; and (iii) eliminate the present requirement of annual shareholder approval of amounts of shares to be awarded to the eligible officers.

        The USE Board of Directors has approved the foregoing changes to the Program, which has been renamed the "Restated 1996 Stock Award Program" and will take effect upon approval by the USE shareholders at the 1997 Annual Meeting of Shareholders.

DIRECTORS' FEES AND OTHER DIRECTORS' COMPENSATION

        The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

         The Company does not have any other arrangements pursuant to which any director of the Company was compensated during the year ended May 31, 1997. In fiscal 1992, USE adopted its 1992 Stock Compensation Plan for Non-Employee Directors, however, the non-employee directors of the Company do not participate in this USE plan.

                        COMMITTEES AND MEETING ATTENDANCE

        During the fiscal year ended May 31, 1997, there were six meetings of the Board and one Executive Committee meeting. Each member of the Board attended at least 75% of the aggregate meetings of the Board and the committees on which that director serves. From time to time, the Board and the Executive Committee act by unanimous written consent pursuant to Colorado law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

        The Board has established an Executive Committee consisting of Messrs. Larsen, Evans and Svilar. The purpose of the Executive Committee is to act in place of the Board between meetings of the Board. Under Colorado law and the Company's Articles of Incorporation, the Executive Committee has the power to take action on most matters, but cannot approve a plan of merger, sale of assets otherwise than in the ordinary course of business, or approve or recommend proposals requiring shareholder approval, or declare dividends or distributions, fill vacancies to the Board, amend the Bylaws, authorize the issuance of shares or take certain other actions. The Executive Committee had one formal meeting in fiscal 1996. The Executive Committee meets informally on an as-needed basis, but records of the meetings are not always kept.

        An Audit Committee has also been established by the Board. The Audit Committee had one formal meeting and have met informally at various times during the year ended May 31, 1997. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls are in place and that proper records are being kept. The Audit Committee also reviews the audit fees of the independent public accountants.

        A Management Cost Apportionment Committee was established by USE and the Company in 1982, for the purpose of reviewing the apportionment of costs between USE and the Company. John L Larsen, Scott Lorimer and Max Evans are members of this Committee. The Committee had no meetings during fiscal 1997.

        The Board did not appoint nominating or compensation committees during fiscal year ended May 31, 1997.

                           CERTAIN OTHER TRANSACTIONS

        TRANSACTIONS WITH SHEEP MOUNTAIN PARTNERS ("SMP"). In fiscal 1989, the Company and USE through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine the uranium claims, market uranium and acquire additional uranium sales contracts. Due to disputes (in arbitration proceedings at Proxy Statement date) with CRIC and Nukem, necessary mine maintenance has been funded by USECC alone. During fiscal 1997, the Company and Crested received $4,000,000 from the SMP escrow accounts as part of their monetary damages awarded by the Arbitration Panel. This $4,000,000 was first applied to the account receivable for mine standby costs as required under recovery cost accounting rules. At May 31, 1997 a $8,600,000 monetary award remains unpaid as well as certain equity damages.

        TRANSACTIONS WITH GREEN MOUNTAIN MINING VENTURE ("GMMV"). On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott Uranium Company ("Kennecott") for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. Kennecott paid USE and USECC $4,000,000 on signing, and committed to loan the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational. For a more detailed explanation of this transaction, see Note F to the Financial Statements contained in the Company's 1997 Annual Report.

        TRANSACTIONS WITH YELLOW STONE FUELS CORP. Yellow Stone Fuels Corp., hereafter ("YSFC") was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,
1996), in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. will hereafter be referred to collectively as YSFC.

        In order to concentrate the efforts of USECC on conventional uranium mining using the Shootaring and Sweetwater Mills, USECC decided to take a minority position in YSFC and not be directly involved in properties believed suitable for the production of uranium through the in-situ leach ("ISL") mining process. USECC will have first call on any uranium ore bodies YSFC discovers which are amenable to conventional mining and milling and YSFC will have a call on ore bodies discovered by USECC amenable to the ISL process. In the ISL process, groundwater fortified with oxidizing agents is pumped into the ore body, causing the uranium contained into the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for eventual sale. Generally, the ISL process is more cost effective and environmentally benign compared to conventional underground mining techniques. In addition, less time may be required to bring an ISL mine into operation than to permit and build a conventional mine.

        As of May 31, 1997, YSFC had 10,545,000 shares of Common Stock issued and outstanding, including 3,000,000 shares (28.5%) issued to USE and Crested. Most of the funds used by YSFC have been provided by USECC under a $400,000 loan facility. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months or until the $400,000 loan facility is paid, with two principal shareholders of YSFC, whereby USE and Crested will have voting control of more than 50% of the outstanding shares of YSFC. The majority of the remaining outstanding YSFC shares are owned by family members of John L. Larsen, Chairman of USE and Crested.

        YSFC has staked and/or leases or holds unpatented mining claims, state leases, and patented mining claims covering approximately 10,200 acres in Wyoming and New Mexico.

        YSFC will require additional funding to maintain its property acquisition program, conduct the geological and engineering studies on properties to evaluate their suitability to in-situ recovery methods, and to build and operate in-situ recovery facilities on suitable properties. YSFC is currently seeking additional funding, but there is no assurance that such funding will be obtained. If YSFC obtains equity funding, the current shareholders' ownership interest would be reduced, however the $400,000 loan facility from USE and Crested is convertible to YSFC common stock, so that USE's and Crested's equity ownership levels could be maintained.

        In fiscal 1997, USE and USECC entered into several agreements with YSFC, including a Milling Agreement through Plateau Resources. The Shootaring Canyon mill facilities will be available to YSFC to transport uranium concentrate slurry and loaded resin to the mill and process it into uranium concentrate ("yellowcake"), for which Plateau will be paid its direct costs plus 10%. Other agreements include a Drill Rig Lease Agreement for YSFC to have access to USE drilling rigs at the prevailing market rates; an Outsourcing and Lease Agreement for assistance from USECC accounting and technical personnel on a cost plus 10% basis and a sublease for 1,000 square feet of office space for $1,000 per month; and a Ratification of Understanding by which USECC will offer to YSFC (with a reserved royalty in amounts to be agreed on later but not exceeding 10% of uranium concentrates produced) any uranium properties amenable to in-situ production which USECC acquires or has the right to acquire. In return, YSFC will offer to USECC ( with a reserve royalty in amounts to be agreed on later) uranium properties amenable to conventional mining methods which YSFC acquires or has the right to acquire. USECC also will make its library of geological information and related materials available to YSFC. YSFC also has a Storage Agreement with GMMV by which YSFC stores used low-level contaminated mining equipment purchased from a third party at GMMV's Sweetwater Mill. YSFC is responsible for any bonding and handling obligations for the stored equipment, and pays GMMV nominal rent for the storage.

        TRANSACTIONS WITH SUTTER GOLD MINING COMPANY. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine and the 2,800 foot Stringbean Alley decline) in the Mother Lode Mining District of Amador County, California, held by a mining joint venture known as the Sutter Gold Venture ("SGV"). The entire interest of SGV is now owned by USECC Gold L.L.C., a Wyoming limited liability company, which is a subsidiary of Sutter Gold Mining Company, a Wyoming corporation ("SGMC").

        In fiscal 1997, SGMC completed private financings totalling a net of $6,511,200 ($1,106,700 through a private placement conducted in the United States by RAF Financial Corporation, and $5,404,500 through a private placement conducted in Toronto, Ontario, Canada by C.M. Oliver & Company Limited). The proceeds from these

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financings (after deduction of commissions and offering costs) are being applied to  pre-production  mine  development,  mill design,  and  property  holding and
acquisition   costs.  SGMC  anticipates   production  mining  will  commence  in
mid-calendar 1998 and that by that time, construction of a 500 ton per day gold mill will have been completed. Additional financing will be sought in 1998 to complete mill construction and start production mining.

        After completion of the two private financings, and taking into account a restructuring of the ownership of USE and Crested in SGMC (and additional issue of 75,000 shares to settle a dispute with Amador United, see below), USE and Crested each own the following securities of SGMC:

        (a) 30.7% and 3.2% of the outstanding shares of SGMC Common Stock which would be reduced to 23.5% and 2.5%, respectively, in the event outstanding warrants held by the Canadian investors to purchase 1,454,800 more shares of SGMC Common Stock are exercised at Cdn$6.00 per share 18 months from the date of closing of the offering in Canada and the outstanding warrants held by C.M. Oliver to purchase 145,480 more shares of SGMC Common Stock are exercised at Cdn$5.50 per share, before May 13, 1999. The preceding percentages of SGMC Common Stock do not reflect 345,200 warrants that may be sold in the Offering or shares that may be acquired by USE and Crested pursuant to the USECC $10,000,000 Contingent Stock Purchase Warrant (described below) issued as consideration for certain of the voluntary reductions in the ownership of SGMC shares by USE and Crested, in connection with the private offering in Canada. One reorganization of the capital structure was required by RAF Financial Corporation in connection with its private placement of SGMC shares, and the other was required by C.M. Oliver & Company Limited in the Canadian private placement.

        (b) A $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") was issued to USE and Crested in connection with the restructuring of SGMC. The USECC Warrant is owned 88.9% by USE and 11.1% by Crested. The USECC Warrant provides that for each ounce of gold over 300,000 ounces added to the proven and probable category of SGMC's reserves (up to a maximum of 400,000 additional ounces), using a cut-off grade of 0.10 ounces of gold per ton (at minimum vein thickness of 4 feet), USE and Crested will be entitled to acquire additional shares of Common Stock from SGMC (without paying additional consideration). The number of additional shares issuable for each new ounce of gold reserves will be determined by dividing US$25 by the greater of $5.00 or the weighted average closing price of SGMC Common Stock for the 20 trading days before exercise of the USECC Warrant. The USECC Warrant is to be exercised semi-annually. However, as an alternative to exercise of the USECC Warrant, SGMC has the right to pay USE and Crested US$25 in cash for each new ounce of gold
(payable out of a maximum of 60% of net cash-flow from SGMC's mining operations). Additions to reserves will be determined by an independent geologist agreed upon by the parties.

        In fiscal 1997, SGMC issued 75,000 shares of Common Stock to Amador United Gold Mines to settle certain disputes between such company and SGMC, USE and Crested. In addition, SGMC bought about one-third of the outstanding shares of Keystone Mining Company owned by The Salvation Army. The Keystone Mining Company owns property in the Lincoln Project leased to SGMC.

        Effective June 1, 1996, SGMC entered into a Management Agreement (dated as of May 22, 1996) with USE under which USECC provides administrative staff and services to SGMC. USECC is reimbursed for actual costs incurred, plus an extra 10% during the exploration and development phases; 2% during the construction phase; and 2.5% during the mining phase (such 2.5% charge to be replaced with a fixed sum which the parties will negotiate at the end of two years starting when the mining phase begins). The Management Agreement replaces a prior agreement by which USE provided administrative services to SGMC.

        TRANSACTIONS WITH DIRECTORS. Two of the USE directors, Messrs. Larsen and Herron and one of Crested's directors, Mr. Evans, are trustees of the ESOP. Mr. Larsen is also a director of the Company. In their capacity as trustees, they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of USE and the Company in times of adverse market conditions for the common stock of USE and the Company, or in the event of a tender offer or other significant transaction.


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



        In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

        OTHER INFORMATION. USE has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

        Three of John L. Larsen's sons and a son-in-law are employed by USE (as manager of USECC's commercial operations, uranium fuels marketing director, as chief pilot and landman, respectively). Mr. Larsen's son-in-law Harold F. Herron is an officer and director of USE, and president and a director of Brunton. Collectively, the five individuals received $265,500 in cash compensation (paid by USE and Crested) for those services during the fiscal year ended May 31, 1997. The foregoing compensation expense was shared by the Company and USE, in accordance with the compensation arrangements for all employees. Mr. Herron continues as president and a director of Brunton.

        The Company and USE provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by the Company and USE from unconsolidated affiliates were $397,700 in fiscal 1997 and $92,900 in fiscal 1996. USE provides all employee services required by the Company. In exchange the Company is obligated to USE for its share of the costs for providing such employees.

                              CERTAIN INDEBTEDNESS

        TRANSACTIONS INVOLVING USECC. The Company and USE conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and USE advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and USE. The party extending funds is subsequently reimbursed by the other venturer. USE had a note receivable of $6,023,400 from the Company at May 31, 1997 ($6,460,300 during fiscal 1996).

        DEBT ASSOCIATED WITH USE'S ESOP. During the year ended May 31, 1997, USE made a contribution of 24,069 shares of USE common stock to the ESOP. Because the Company engages USE's employees to discharge substantially all of its functions, these contributions benefitted the Company. As a result, the Company owes USE $106,800 for one-half of the USE's contribution to the ESOP. Regular and substantial contributions by USE to the ESOP are required to maintain the ESOP in effect. In fiscal 1996, USE contributed 10,089 shares of USE common stock to the ESOP, for one-half of which the Company owes USE $43,650.

        LOANS TO FOUR DIRECTORS. As of May 31, 1997 three directors of USE and one director of Crested owed the Company and USE $487,000 as follows (each loan is secured with shares of common stock of USE owned by the individual): Harold
F. Herron $11,000 (1,000 shares);  John L. Larsen $413,600 (124,000 shares), Max
T. Evans $37,400 (7,500 shares) and David W. Brenman $25,000 (4,000 shares). The outstanding loan amounts represent various loans made to the individuals over a period of several years. The loans mature December 31, 1997 and bear interest at 10% per year. For information on an additional loan to Mr. Herron, see below. At May 31, 1997, John L. Larsen and members of his immediate family were indebted to the Company and USE for $745,300 secured by 160,000 shares of USE's Common Stock. Such indebtedness of the Larsen family would be paid by USE withholding an equal amount out of the $1 million cash bonus payable to Mr. Larsen when the GMMV properties have been placed into production and certain related conditions have been met. See "Executive Compensation Plans and Engagement Agreements." The preceding amounts do not include the loan to Mr. Herron, see below.


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                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        Arthur Andersen LLP has audited the Company's financial statements for the fiscal year ended May 31, 1997. Such firm has audited the Company's financial statements since 1990. A representative of Arthur Andersen LLP may be present at the meeting and if present, will be available to respond to appropriate questions, and will be provided the opportunity to make a statement at the Meeting. The Board of Directors of the company has not determined if Arthur Andersen LLP will be selected to audit the Company's financial statements for the fiscal year ending May 31, 1998, or if another audit firm will be selected. There have been no disagreements between the Company and Arthur Andersen LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of Arthur Andersen LLP. The Board of Directors will select the audit firm for the fiscal year ending May 31, 1998 with due consideration for the recurring fees and expenses of the audit firm selected.

                          ANNUAL REPORT TO SHAREHOLDERS

        A copy of the 1997 Annual Report to Shareholders, including financial statements, has been forwarded to all record shareholders entitled to vote at the Meeting. If any recipient of this Proxy Statement has not received a copy of that Annual Report, please notify Daniel P. Svilar, 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271, and the Company will send a copy.

                             SHAREHOLDERS' PROPOSALS

        The next Annual Meeting of Shareholders is expected to be held in November of 1998. Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be received in writing by the Company at its offices in Riverton, Wyoming, addressed to the President, no later than June 9, 1998.

                                  OTHER MATTERS

        The Board does not know of any other matters which may properly come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the appointees named in the enclosed form of Proxy to vote said Proxy in accordance with their best judgment on such matters.

        Your cooperation in giving these matters your immediate attention, and in returning your Proxy promptly, will be appreciated.

                                            By Order of the  Board of  Directors
                                            CRESTED CORP.

                                              /s/ Daniel P. Svilar

                                            DANIEL P. SVILAR, Secretary


Dated: November 7, 1997.


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PROXY                             CRESTED CORP.                            PROXY

        KNOW ALL MEN BY THESE PRESENTS: That the undersigned shareholder of Crested Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. John L. Larsen and Daniel P. Svilar, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501, on Friday, December 5, 1997 at 10:00 a.m., local time, or at any adjournments thereof upon the following:

     (INSTRUCTION:  Mark only one box as to each item.)

1.   Election of Directors:

     __ FOR the nominees listed below      __ AGAINST the nominees listed below
                                __   ABSTAIN

     John L. Larsen      Max T. Evans          Daniel P. Svilar
              Michael D. Zwickl       Kathleen R. Martin

     (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE THROUGH THE NAME OF THAT NOMINEE.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.


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


PROXY                             CRESTED CORP.                            PROXY

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS. WHERE NO VOTE IS SPECIFIED, THE PROXYHOLDER WILL CAST VOTES FOR THE ELECTION OF MANAGEMENT'S NOMINEES AND, IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
     Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate full title as such.

                                          --------------------------------------
                                          (Sign on this line - joint holders may
                                          sign  appropriately)

                                          ---------------     ------------------
                                          (Date)              (Number of Shares)
                                          PLEASE  NOTE:  Please  sign,  date and
                                          place  this  Proxy  in  the   enclosed
                                          self-addressed,     postage    prepaid
                                          envelope and deposit it in the mail as
                                          soon as possible.  Please check if you
                                          are planning to attend the meeting __

                                          If the address on the mailing label is
                                          not   correct,   please   provide  the
                                          correct   address  in  the   following
                                          space.

                                          --------------------------------------
                                          --------------------------------------





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